Exhibit 99.1

ALLIANCE MMA, INC

590 MADISON AVENUE

NEW YORK, NY 10022

CONTACT:	JAMES PLATEK 212-739-7825
JPLATEK@ALLIANCEMMA.COM

Alliance MMA Appoints Acting Chief Executive Officer

NEW YORK — (BUSINESS WIRE) — February 7, 2018 — Alliance MMA, Inc. ("Alliance MMA" or the "Company") (Nasdaq: AMMA) announced today that Robert L. Mazzeo has been appointed as the Company’s acting Chief Executive Officer effective immediately.

A graduate of Brown University and Yale Law School, Mr. Mazzeo has been a partner in the law firm of Mazzeo Song P.C. since 2005, where his practice involved securities transactions and mergers and acquisitions. Mr. Mazzeo has also served as Chief Executive Officer of Enclave Capital LLC, an SEC-registered brokerage/investment banking firm, which he founded in 2006.

“I’m looking forward to applying my skills and experience, including the successful completion of hundreds of funding transactions, to ensure that the Company is sufficiently capitalized and continues to progress towards profitability,” said Mr. Mazzeo.

Paul K. Danner III, the Company’s former Chief Executive Officer, today provided formal notice of his intent to pursue other career opportunities at the expiration of his employment agreement with the Company on May 1, 2018. Until that time, the Company’s expects that he will serve as a senior advisor to management and other members of the Board of Directors with the goal of effecting a smooth and orderly transition prior to his departure.

About Alliance MMA, Inc.

Alliance MMA is a professional mixed martial arts company that combines premier regional promotions with event ticketing and fighter management services.

MMA is the world’s fastest-growing sport with approximately 300 million fans worldwide, according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling, from various martial arts and disciplines such as boxing, wrestling, Brazilian jiu jitsu, karate, and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was formed in 2015 for the purpose of acquiring businesses that engage in the promotion of MMA events and related activities. In 2016, the Company completed an initial public offering that culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only MMA promotion company that is publicly-traded (Nasdaq: AMMA).

For more information, visit www.alliancemma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on April 17, 2017. Alliance MMA encourages you to review other factors that may affect its future results in its other filings with the Securities and Exchange Commission.

Contact:

James Platek 212-739-7825
jplatek@alliancemma.com